UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – July 2, 2024

WEST PHARMACEUTICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Herman O. West Drive, Exton, PA		19341-1147
(Address of principal executive offices)		(Zip Code)
 Registrant’s telephone number, including area code: 610-594-2900

Not Applicable
(Former name or address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.25 per share	WST	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.03 below for a description of the Third Amendment and Incremental Facility Amendment entered into on July 2, 2024 (the “Third Amendment to the Credit Agreement”), which amends the Credit Agreement, dated as of March 28, 2019 (as amended or otherwise modified prior to the Third Amendment to the Credit Agreement, the “Existing Credit Agreement”), among West Pharmaceutical Services, Inc. (the “Company”), as borrowers’ representative, certain subsidiaries of the Company party thereto, Bank of America, N.A., as the administrative agent, and the lenders party thereto, which is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 2, 2024, the Company entered into the Third Amendment to the Credit Agreement, which amended the Existing Credit Agreement (the Existing Credit Agreement, as amended by the Third Amendment to the Credit Agreement, the “Amended Credit Agreement”).

Among other changes to the Existing Credit Agreement, the Third Amendment to the Credit Agreement established an incremental term loan in the stated principal amount of $130.0 million (the “New Term Loan”), which was fully drawn at closing and matures on July 2, 2027. The entire stated principal amount of the New Term Loan is due at maturity and there is no scheduled amortization prior to such date.

Together with cash on hand, proceeds from the New Term Loan were used to repay an outstanding term loan under the Existing Credit Agreement in the principal amount of approximately $80 million and to repay an aggregate principal amount of approximately $53 million of the Company’s 3.82% Series B Senior Notes due July 5, 2024 issued under that certain Note Purchase Agreement dated as of July 5, 2012.

Interest accrues on the New Term Loan based on a term secured overnight financing rate (“SOFR”) or a base rate, at the Company’s option, plus a margin ranging from 1.250% to 1.625% for SOFR interest rates and 0.250% to 0.625% for base rates according to the Company’s net leverage ratio as defined in the Amended Credit Agreement. Interest rates based on a term SOFR rate is also subject to a credit spread adjustment of 10 basis points. At closing, the Company elected for the New Term Loan to accrue interest at a 3-month term SOFR rate plus a margin of 1.250%.

The New Term Loan is subject to customary mandatory prepayments consistent with the terms of the Existing Credit Agreement, including for certain asset sales and dispositions and in respect of certain non-permitted debt issuances. The Company may make optional prepayments of the New Term Loan subject to complying with the same requirements as the Existing Credit Agreement. In connection with the New Term Loan, the Company made customary representations and warranties consistent with the terms and conditions of the Existing Credit Agreement. In addition, the New Term Loan is subject to compliance with certain customary affirmative and negative covenants, as well as specified events of default as provided in the Amended Credit Agreement. Upon the occurrence, or during the continuance, of an event of default, the administrative agent may take certain actions, including, among others, declaring the entire amount outstanding under the Amended Credit Agreement (including amounts outstanding in respect of the New Term Loan) to be due and payable.

The summary of the terms of the New Term Loan and the Third Amendment to the Credit Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Third Amendment to the Credit Agreement, which is filed as Exhibit 10.1 to the Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit No.	Description
10.1
Third Amendment and Incremental Facility Amendment, dated as of July 2, 2024, among the Company, as borrower’s representative, each of the lenders party thereto and Bank of America, N.A., as the administrative agent.

	104	The cover page from the Company’s Current Report on Form 8-K, dated July 2, 2024, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2024	WEST PHARMACEUTICAL SERVICES, INC.

By:	/s/ Bernard J. Birkett
Bernard J. Birkett
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Third Amendment and Incremental Facility Amendment, dated as of July 2, 2024, among the Company, as borrower’s representative, each of the lenders party thereto and Bank of America, N.A., as the administrative agent.

104	The cover page from the Company’s Current Report on Form 8-K, dated July 2, 2024, formatted in Inline XBRL.

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